EXECUTION COPY

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2011, by and among TENNMAN WR-T, INC., a Delaware corporation (“TWR”), WILLIAM RAST SOURCING, LLC, a California limited liability company (“WRS”) and  WILLIAM RAST LICENSING, LLC, a California limited liability company (“WRL”)(TWR, WRS and WRL are herein collectively referred to as the “Parties”).

RECITALS

A.          TWR and Bella Rose, LLC, a California limited liability company (“BR”), are parties to that certain Second Amended and Restated Limited Liability Company Operating Agreement of WRS, dated of even date herewith, pursuant to which the parties recapitalized and recharacterized BR’s and TWR’s membership interest in WRS on the terms set forth therein and, in part, for the consideration to be provided by WRS as set forth in this Agreement.

B.           TWR and BR are parties to that certain Second Amended and Restated Limited Liability Company Operating Agreement of WRL, dated of even date herewith, pursuant to which the parties recapitalized and recharacterized BR’s and TWR’s membership interest in WRL on the terms set forth therein and, in part, for the consideration to be provided by WRL as set forth in this Agreement.

C.           In connection with the foregoing agreements, the Parties desire to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and on the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

1.           Definitions.  When used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation the right to exercise directly or indirectly, 50% or more of the voting rights attributable to the controlled corporation, and, with respect to any partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Excluded Royalties” shall have the meaning given such term in Section 2.2(c) below.

“Mobility Indebtedness” means the indebtedness evidenced by that certain promissory note, dated August 13, 2010, made by WRL in favor of Mobility Special Situations I, LLC, in the original principal amount of $750,000 (the “Mobility Note”), provided, however, Mobility Indebtedness shall be include only the original principal amount of the Mobility Note and accrued interest thereon and shall exclude any and all other obligation or liability of WRL or its Affiliates arising thereunder or in connection therewith, and provided, further, Mobility Indebtedness will not include any additional principal amount of indebtedness borrowed after the date hereof

“New License Agreements” means all agreements providing for the license by WRL of rights to the William Rast® mark, including the Viva Optique Agreement, but excluding that certain Trademark License Agreement, effective as of October 1, 2006, by and between WRL and WRS, as amended to date and as the same may be further amended or supplemented from time to time (the “WRS License Agreement”).

“New License Net Cash” means for any period, all gross receipts of WRL in respect of royalties or other compensation of any kind for such period, earned and/or accrued during such period, from all New License Agreements other than Excluded Royalties, minus (A) all reasonable legal and other costs paid to third parties in connection with (i) negotiation of licensing agreements, including broker commissions payable to non-Affiliated third parties, and (ii) enforcement of the New License Agreements (including collection of the receipts, including costs of litigation and audit incurred to enforce the rights of WRL under any New License Agreement) and (B) up to an additional $250,000 per year incurred by WRL for its actual, out of pocket costs in connection with its direct operations (excluding any allocations of overhead from other entities or the like) including, without limitation, for WRL’s employees, WRL’s facilities and other of WRL’s administrative functions and overhead.

“Person” means an individual, general partnership, limited partnership, other limited liability company, corporation, trust, estate, real estate investment trust and any other entity.

“PPLB” means Peoples Liberation, Inc., a Delaware corporation.

“Restricted Party” means (i) any Person other than BR or PPLB, with whom Justin Timberlake has an active bona fide legal or business dispute determined in TWR’s reasonable discretion, (ii) any Person that has been convicted of a crime involving moral turpitude, or (iii) any Affiliate of any of the foregoing.

“Restricted Purpose” means the license of the William Rast® mark for any of the following categories of products: firearms; drug paraphernalia; and any products primarily associated with the adult entertainment industry (other than lingerie).

“Retail Net Sales” means the gross sales price for all WR Products sold by or on behalf of WRS or any of its Affiliates direct to end-users at William Rast® branded retail stores or Internet websites owned and operated by WRS or its Affiliates, less actual deductions taken and incurred, including, but not limited to, (i) actual returns and (ii) actual discounts and allowances, including, but not limited to, season ending allowances, vendor retagging and/or mark-downs.  In computing Retail Net Sales, no costs incurred in manufacturing, selling, advertising or distributing the WR Products and no indirect expenses shall be deducted.

“Royalty Term” means the period commencing on July 1, 2011 and continuing (i) with respect to WRS until the earlier, if either, of (a) the date that WRS pays the Liquidating Payment (as defined in the Second Amended and Restated Operating Agreement of WRS) or (b) the date that TWR and any Affiliate thereof no longer owns any Class B Membership Interests in WRS, and (ii) with respect to WRL until the earlier, if either, of (a) the date that WRL pays the Liquidating Payment (as defined in the Second Amended and Restated Operating Agreement of WRL) or (b) the date that TWR and any Affiliate thereof no longer owns any Class B Membership Interests in WRL.

“Sublicense Gross Consideration” means for any period, all gross receipts of WRS or any Affiliate of WRS in respect of royalties or other compensation of any kind for such period, earned and/or accrued during such period, from all sublicenses by WRS of any of its rights granted to it under the WRS License Agreement, less any applicable broker commissions payable to non-Affiliated third parties.

“Viva Optique Agreement” means that certain Binding Term Sheet, effective as of December 9, 2009, by and between the WRL and Viva Optique, Inc., as the same may be amended or supplemented from time to time.

“Wholesale Net Sales” means the gross sales price for all WR Products sold by or on behalf of WRS to purchasers for resale (including sales made to third-party operators of Internet websites), less actual deductions taken and incurred, including, but not limited to, (i) actual returns and (ii) actual discounts and allowances, including, but not limited to, season ending allowances, vendor retagging and/or mark-downs, and freight separately charged.  In computing Net Sales, no costs incurred in manufacturing, selling, advertising or distributing the WR Products and no indirect expenses shall be deducted.  If WR Products are sold by or on behalf of WRS to any Affiliate of WRS at an invoice price that is less than the price at which such WR Products are sold to non-Affiliates, then the invoice price to the Affiliate of WRS, for purposes of calculating Net Sales, shall be deemed to be the current invoice price charged to non-Affiliates of WRS.  Notwithstanding the foregoing, “Wholesale Net Sales” shall not include sales of WR Products by or on behalf of WRS to any Affiliate of WRS purchasing or otherwise acquiring such WR Products for resale to end-users in William Rast® branded retail stores, provided that the sale of such WR Products are included in the calculation of Retail Net Sales pursuant to this Agreement.

“William Rast® mark” means the William Rast® mark, in all its current and future forms and variations, all derivatives thereto, and all related logos, graphics and artwork containing the word “William Rast”, any related marks and/or any extensions or derivatives of any of them.

“WR Products” means all apparel, apparel accessories and other merchandise which display, embody or make use of the William Rast® mark.

“WRL Royalty” means an amount equal to 50.0% of New License Net Cash.

“WRS Royalty” means an amount equal (i) to 5.0% of Wholesale Net Sales, plus (ii) 2.50% of Retail Net Sales, and (iii) 25.0% of Sublicense Gross Consideration.

“WRL Royalty Statement” shall have the meaning set forth in Section 2.4 hereof.

“WRS Royalty Statement” shall have the meaning set forth in Section 2.3 hereof.

2.           Royalty Payments.

2.1          WRS Royalty.  WRS shall pay to TWR the WRS Royalty on all Wholesale Net Sales, Retail Net Sales and Sublicense Gross Consideration made, accrued and/or earned during the Royalty Term; provided that the WRS Royalty shall be due only on amounts actually collected by WRS.  Taxes such as value added taxes or its equivalent shall be deducted and separately listed from gross sales.  WRS shall use good faith, commercially reasonable efforts to collect all amounts due to it arising from sales of WR Products and/or any other activity otherwise giving rise to WRS Royalties.

2.2          WRL Royalty.  WRL shall pay to TWR the WRL Royalty with respect to New License Agreements entered into prior to or during the Royalty Term, subject to the following:

(a)           WRL shall pay to TWR the WRL Royalty on all New License Net Cash accrued and/or earned during the Royalty Term; provided that the WRL Royalty shall be due only on amounts actually collected by WRL;

(b)           with respect to New License Net Cash generated from the Viva Optique Agreement, the WRL Royalty shall be payable as follows: (i) WRL shall have no obligation to pay TWR a WRL Royalty on New License Net Cash generated from the Viva Optique Agreement until New License Net Cash generated from the Viva Optique Agreement is equal to the Mobility Indebtedness; (ii) after New License Net Cash generated from the Viva Optique Agreement is equal to the Mobility Indebtedness, WRL shall be obligated to pay to TWR a WRL Royalty equal to twenty five percent (25%) of New License Net Cash generated from the Viva Optique Agreement until the amount of such New License Net Cash actually received by WRL, after New License Net Cash generated from the Viva Optique Agreement is equal to the Mobility Indebtedness, equals $750,000 (i.e., until the WRL Royalty in respect thereof equals $187,500); and (iii) thereafter, WRL shall pay to TWR a WRL Royalty equal to fifty percent (50%) of New License Net Cash generated from the Viva Optique Agreement; and

(c)           there shall be excluded from New License Net Cash, and WRL shall have no obligation to pay the WRL Royalty with respect to, any gross receipts of WRL in respect of royalties or other compensation of any kind (collectively, the “Excluded Royalties”) for any product in a product category (e.g., eyewear, watches, fragrances) that is the subject of a New License Agreement if, at any time after WRL enters into such New License Agreement (but not before), Justin Timberlake begins to sponsor, promote, endorse and/or derive any economic benefit from a non-William Rast® branded product in the same product category, whether such product is owned by a third-party or owned in whole or in part by Justin Timberlake or any of his Affiliates.  For clarity, if WRL enters into a New License Agreement for a product in a product category that, at the time such agreement is signed, Justin Timberlake already sponsors, promotes, endorses and/or derives economic benefit from, then WRL shall pay the WRL Royalty on New License Net Cash generated from such New License Agreement.

WRL shall use good faith, commercially reasonable efforts to collect all amounts due to it arising from New License Agreements and/or any other activity otherwise giving rise to WRL Royalties.

2.3          WRS Payment.  WRS shall, within twenty-five (25) days of the end of each calendar quarter, commencing with the calendar quarter ending September 30, 2011 and continuing until all payments required to be made by WRS hereunder are made, furnish TWR a royalty statement setting forth a calculation of the aggregate amount of Wholesale Net Sales, Retail Net Sales and Sublicense Gross Consideration for such calendar quarter (which calculation shall include the amount of gross receipts and all permitted deductions) and the amount of WRS Royalty due TWR for such calendar quarter, and any other information reasonably requested by TWR (each a “WRS Royalty Statement”).  On the date that each WRS Royalty Statement is delivered to TWR, WRS shall pay to TWR, by wire transfer of immediately available funds to an account designated by TWR in writing, an amount equal to the WRS Royalty for such calendar quarter.

2.4          WRL Payment.  WRL shall, within twenty-five (25) days of the end of each calendar quarter, commencing with the calendar quarter ending September 30, 2011 and continuing until all payments required to be made by WRL hereunder are made, furnish TWR a royalty statement describing the aggregate amount of New License Net Cash for such calendar quarter and the amount of WRL Royalty due TWR for such calendar quarter, and any other information reasonably requested by TWR (each a “WRL Royalty Statement”).  On the date that each WRL Royalty Statement is delivered to TWR, WRL shall pay to TWR, by wire transfer of immediately available funds to an account designated by TWR in writing, an amount equal to the WRL Royalty for such calendar quarter.

2.5          Guaranteed WRS Royalty.

(a)          During each calendar year of the Royalty Term, WRS shall be obligated to pay to TWR a guaranteed minimum WRS Royalty of (i) Two Hundred Thousand Dollars ($200,000) for the calendar year ending December 31, 2011, and (ii) Four Hundred Thousand Dollars ($400,000) for each calendar year thereafter (the “Guaranteed WRS Royalty”).

(b)          For calendar year 2011, payment of the Guaranteed WRS Royalty for such calendar year shall be made quarterly as follows (all payments of the Guaranteed WRS Royalty for a calendar quarter shall be made with the payment of the WRS Royalty due TWR for the applicable calendar quarter):

(i)           if the amount of the WRS Royalty for the calendar quarter ending September 30 is less than $100,000, WRS shall pay TWR a portion of the Guaranteed WRS Royalty so that the amount of such payment plus the amount of the WRS Royalty for such calendar quarter is $100,000;

(ii)          if the amount of the WRS Royalty for the calendar quarter ending December 31, plus the amount of the WRS Royalty and the Guaranteed WRS Royalty previously paid by WRS for the calendar quarter ending September 30 of such calendar year is less than $200,000, then WRS shall pay TWR a portion of the Guaranteed WRS Royalty so that the amount of such payment plus the amount of the WRS Royalty and the Guaranteed WRS Royalty for the calendar quarters ending September 30 and December 31 of such calendar year is $200,000;

(c)          For calendar year 2012 and beyond, payment of the Guaranteed WRS Royalty for such calendar year shall be made quarterly as follows (all payments of the Guaranteed WRS Royalty for a calendar quarter shall be made with the payment of the WRS Royalty due TWR for the applicable calendar quarter):

(i)           if the amount of the WRS Royalty for the calendar quarter ending March 31 is less than $100,000, WRS shall pay TWR a portion of the Guaranteed WRS Royalty so that the amount of such payment plus the amount of the WRS Royalty for such calendar quarter is $100,000;

(ii)          if the amount of the WRS Royalty for the calendar quarter ending June 30, plus the amount of the WRS Royalty and the Guaranteed WRS Royalty previously paid by WRS for the calendar quarter ending March 31 of such calendar year is less than $200,000, then WRS shall pay TWR a portion of the Guaranteed WRS Royalty so that the amount of such payment plus the amount of the WRS Royalty and the Guaranteed WRS Royalty for the calendar quarters ending June 30 and March 31 of such calendar year is $200,000;

(iii)         if the amount of the WRS Royalty for the calendar quarter ending September 30, plus the amount of the WRS Royalty and the Guaranteed WRS Royalty previously paid by WRS for the calendar quarters ending March 31 and June 30 of such calendar year is less than $300,000, then WRS shall pay TWR a portion of the Guaranteed WRS Royalty so that the amount of such payment plus the amount of the WRS Royalty and the Guaranteed WRS Royalty for the calendar quarters ending September 30, June 30 and March 31 of such calendar year is $300,000; and

(iv)        if the amount of the WRS Royalty for the calendar quarter ending December 31, plus the amount of the WRS Royalty and the Guaranteed WRS Royalty previously paid by WRS for the calendar quarters ending March 31, June 30 and September 30 of such calendar year is less than $400,000, then WRS shall pay TWR a portion of the Guaranteed WRS Royalty so that the amount of such payment plus the amount of the WRS Royalty and the Guaranteed WRS Royalty for the calendar quarters ending December 31, September 30, June 30 and March 31 of such calendar year is $400,000.

2.6          Records and Audit:  WRS and WRL shall each maintain and keep (at their respective principal places of business and at their sole expense), during the Royalty Term applicable to such party and for at least two (2) years after expiration of the Royalty Term applicable to such party, accurate books of account and records covering all matters and transactions relating to the calculation of the WRS Royalty and the WRL Royalty, as applicable.  TWR and its duly authorized representative(s) shall have the right, upon reasonable notice and during normal business hours, on no more than one occasion during any twelve (12) month period with respect to each of WRS and WRL, to examine and otherwise audit said books of account, records and all other documents and materials in the possession or under the control of WRS and WRL, as applicable, which are relevant to the calculation of the WRS Royalty and WRL Royalty.  If any audit discloses deficiencies, said amount shall be immediately paid to TWR by WRS or WRL, as applicable, and if any audit performed at TWR’s expense discloses deficiencies of five percent (5%) or more of the total amount of WRS Royalty or WRL Royalty due TWR, WRS or WRL, as applicable, shall reimburse TWR for the reasonable costs of such audit.

3.           Representations and Warranties of TWR.  TWR hereby represents and warrants to each of WRS and WRL as follows:

3.1          Organization. TWR is corporation duly organized and validly existing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

3.2          Authorization; Binding Effect.  TWR has the full legal right, authorization, and capacity to execute and deliver, and to perform its obligations under, this Agreement.  TWR has taken all action necessary to execute, deliver and perform its obligations under this Agreement.  This Agreement constitutes the valid obligation of TWR and is legally binding on and enforceable against TWR in accordance with its respective terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights, and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether any applicable agreements are sought to be enforced in a proceeding at law or in equity).

3.3          No Conflict.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under any provision of any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TWR or its properties or assets, or (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental authority applicable to the TWR.  No consent, waiver, approval or authorization of any third party is required to be obtained on the part of the TWR in connection with the transactions contemplated by this Agreement other than those that have been or will be obtained.

3.4          Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, TWR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF TWR’s ASSETS, LIABILITIES OR OPERATIONS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

4.           Representations and Warranties of WRS and WRL.  Each of WRS and WRL, severally, and not jointly, hereby represent and warrant to TWR as follows:

4.1          Organization. Such company is a limited liability company duly organized and validly existing under the laws of the State of California, with all requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

4.2          Authorization; Binding Effect.  Such company has the full legal right, authorization, and capacity to execute and deliver, and to perform its obligations under, this Agreement.  Such company has taken all action necessary to execute, deliver and perform its obligations under this Agreement.  This Agreement constitutes the valid obligation of such company and is legally binding on and enforceable against such company in accordance with its respective terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights, and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether any applicable agreements are sought to be enforced in a proceeding at law or in equity).

4.3          No Conflict.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under any provision of any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such company or its properties or assets, or (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental authority applicable to such company.  No consent, waiver, approval or authorization of any third party is required to be obtained on the part of such company in connection with the transactions contemplated by this Agreement other than those that have been or will be obtained.

4.4          Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4, EACH OF WRS AND WRL MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF WRS’ OR WRL’s ASSETS, LIABILITIES OR OPERATIONS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

5.           Additional Covenants of the Parties.

5.1          Business of WRL and WRS.  Each of WRS and WRL shall not have the authority to, and shall not, take or fail to take any of the following actions or transactions by or involving WR and/or WRSL, including entering into of any contract or agreement to do any of the following actions, or causing any material modification, amendment, enforcement, waiver, extension or renewal thereof, without first obtaining the approval of TWR, which approval shall not be unreasonably withheld:

(a)           enter into any license, sublicense or similar grant of rights with respect to the William Rast® mark with any party identified to WRL or WRS in writing by TWR as a Restricted Party, or for any Restricted Purpose;

(b)           with respect to WRL only, engage in any business other than owning, and licensing others (including any Affiliate of WRL) rights to, the William Rast® mark in all classifications;

(c)           enter into any license agreement, sublicense or other arrangement granting any rights to the William Rast® mark to any party who is not an Affiliate of WRS or WRL which is substantially more favorable to such third party than the form, terms and conditions of what would be expected in an arms length transaction with a third party for fair market value; or

(d)           with respect to WRL, grant WRS any rights to use the William Rast® mark in addition to those existing as of the date hereof.  A true and correct copy of the WRS License Agreement in effect as of the date hereof is attached hereto as Exhibit A.

In order to obtain the prior approval of TWR with respect to any of the above actions, WRL and/or WRS, as the case may be, shall provide TWR with all relevant information reasonably necessary for TWR to conduct its due diligence and make its determination, including but not limited to the identity of the relevant parties and the principals thereof, the form, terms and conditions of any proposed agreements and/or copies of such proposed agreements if in final form, and any other information reasonably requested by TWR.

In addition, WRL and/or WRS, as the case may be, shall provide TWR with all of the above referenced information with respect to all licenses, sublicenses or similar grant of rights it enters into or grants which do not otherwise require the approval of TWR hereunder.

5.2           Timberlake Support.  TWR will ensure that Justin Timberlake (i) uses his commercially reasonable efforts to support, endorse and promote the William Rast® brand, including by, among other things, associating himself as an owner of the William Rast® brand and one of its original creators, and otherwise taking actions that are intended by him to reflect favorably on the William Rast® brand, and (ii) performs his obligations under the Services Agreement (as defined in the Settlement Agreement). The covenants of TWR in this Section 5.2 are a material inducement to WRS and WRL to enter into this Agreement and perform each of their obligations hereunder.

6.           Term and Termination.  This Agreement shall commence the date hereof and shall continue until expiration of the Royalty Term (as it applies to both WRS and WRL), unless terminated earlier as follows:

6.1           Termination by TWR.  TWR shall have the right to terminate this Agreement upon thirty (30) days prior written notice to WRS and WRL.

6.2           Termination by WRS.  WRS shall have the right to terminate this Agreement (including with respect to WRL’s obligations hereunder), as its sole and exclusive remedy under this Agreement, if Justin Timberlake begins to sponsor, promote, endorse and/or derive any economic benefit from a non-William Rast® branded product in any product category that is covered by the WRS License Agreement and such activities by Justin Timberlake continue for a period of thirty (30) days after written notice of termination is provided by WRS to TWR.

On the termination date, (i) the obligations of each of WRS and WRL under Section 2 (other than with respect to Section 2.6, Records and Audit) and Section 5.1 shall immediately terminate and (ii) the obligations of TWR under Section 5.2 shall immediately terminate.  Each representation and warranty of a party to this Agreement shall survive consummation of the transactions hereunder.

7.           Miscellaneous.

7.1           Notices.  All notices, requests and other communications to any party hereunder shall be in writing, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), or by facsimile, and shall be given:

(a)          if to WRS or WRL, to:

People’s Liberation, Inc.
1212 S. Flower St., 5th Floor
Los Angeles, CA 90015
Attention:  Chief Executive Officer
Facsimile:  (213) 745-2032

with copies to:

John J. McIlvery, Esq.
Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403
Facsimile: (818) 444-6302

(b)          if to TWR:

c/o Al Gossett
1900 Covington Pike
Memphis, TN 38128
Facsimile: (901) 373-2047

with copies to:

Brad D. Rose, Esq.
Pryor Cashman LLP
7 Times Square
New York, NY  10036-6569
Facsimile: (212) 798-6369

or such other address or facsimile number as such party may hereafter specify by notice to the other Parties hereto.  Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (b) if given by any other means, when delivered at the address specified in this Section 7.1.

7.2           Entire Agreement.  This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

7.3           Assignment.  No party may assign this Agreement, and any attempted or purported assignment or any delegation of any party’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement.  Notwithstanding the foregoing or anything to the contrary herein, TWR may assign this Agreement to an Affiliate of TWR.

7.4           Waiver and Amendment.  No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.  This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

7.5           Governing Law; Dispute Resolution.  This Agreement is governed by and will be interpreted according to California law, except for any choice of law rules.  Any controversy arising out of or relating to this Agreement, or any modification or extension thereof, shall be administered and fully and finally resolved before JAMS in Los Angeles, California, pursuant to its Comprehensive Arbitration Rules and Procedures.  Such dispute shall be resolved by a single arbitrator appointed in accordance with said Rules and Procedures.  The Parties consent that any process or notice of motion or other application to any court, and any paper in connection with arbitration, may be served by certified mail, return receipt requested or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.  Pending the arbitration award, the Parties shall have all rights to provisional remedies which they would have at law or equity, notwithstanding the existence of this agreement to arbitrate.  The arbitrators shall have no power to alter or modify any express provision of this Agreement (all of which provisions are hereby incorporated by reference into this arbitration provision) or to render an award which has the effect of altering or modifying any express provision hereof, provided, however, that any application for reformation of the contract shall be made to the arbitrators and not to any court and the arbitrators shall be empowered to determine whether valid grounds for reformation exist.  The Parties shall maintain the confidential nature of the arbitration proceeding and any award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.  To the extent that any Party seeks injunctive or other preliminary relief, a stay or provisional remedy, confirmation of an award or any other judicial intervention, that Party shall use its best effort to have any such submission filed under seal, and to ensure that any related documents shall be designated and treated as a “Sealed Document.”  To the extent the court permits such sealing, all papers and documents filed under seal shall be filed in sealed envelopes and shall remain under seal until such time as the court, or any court of competent jurisdiction, orders otherwise.  Such Sealed Documents shall be identified with the caption of this action and a general description of the sealed contents, and shall bear the following statement which should also appear on the sealed envelope:

“CONFIDENTIAL - SUBJECT TO PROTECTIVE ORDER

Contents are confidential and are subject to a court ordered protective order governing the use and dissemination of such contents.”

The clerk of the court shall maintain such Sealed Documents separate from the public records, intact and unopened except as otherwise directed by the court.  Such Sealed Documents shall be released by the clerk of the court only upon further order of the court.

7.6           Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.7           Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

7.8           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.9           Costs and Attorneys’ Fees.  If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party’s attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom.  As used in this Section, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

7.10           Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WILLIAM RAST SOURCING, LLC,
a California limited liability company

By:	/s/ Colin Dyne
Colin Dyne
Its:	Manager

WILLIAM RAST LICENSING, LLC,
a California limited liability company

By:	/s/ Colin Dyne
Colin Dyne
Its:	Manager

TENNMAN WR-T, INC.,
a Delaware limited liability company

By:	/s/ Justin Timberlake
Name:
Its:

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